Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (SEC File No. 333-234401) of our report dated June 29, 2020 which appears in this annual report on Form 11-K of the SBERA 401(k) Plan as adopted by The Provident Bank for the year ended December 31, 2019.

/s/ Whittlesey PC

Hartford, Connecticut

June 29, 2020